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                                                              EXHIBIT 99.1

FOR IMMEDIATE RELEASE
26 DECEMBER 2002

                 PERKINELMER COMPLETES REFINANCING TRANSACTIONS
                  - COMPLETES SALE OF SENIOR SUBORDINATED NOTES
                     - ENTERS NEW SECURED CREDIT FACILITIES
          - REPAYS EXISTING BANK DEBT AND $110.3 MILLION OF 6.80% NOTES
        - ZERO COUPON DEBENTURE TENDER OFFER TO EXPIRE DECEMBER 27, 2002

Boston - PerkinElmer, Inc. (NYSE: PKI) announced that it has substantially completed its previously announced refinancing plan to repay existing debt in order to extend existing shorter-term debt maturities. Today the company repaid its existing bank debt and synthetic lease by completing the sale of $300 million aggregate principal amount of ten-year senior subordinated notes and entering into new senior secured credit facilities for a $315 million six-year term loan and a $100 million revolving credit facility. PerkinElmer also accepted for payment $110,319,000 aggregate principal amount of its outstanding 6.80% Notes due October 15, 2005 pursuant to its cash tender offer and consent solicitation. The final step of the refinancing plan, PerkinElmer's pending cash tender offer to purchase its Zero Coupon Convertible Debentures due August 7, 2020, is scheduled to expire at 12:00 midnight, New York City time, on Friday, December 27, 2002.

Senior Subordinated Notes and Secured Credit Facilities

PerkinElmer sold $300 million aggregate principal amount of senior subordinated notes in an institutional private placement. The notes have been guaranteed on a senior subordinated basis by certain of PerkinElmer's domestic subsidiaries.

PerkinElmer borrowed the full amount available under the term loan at the closing of the new senior secured credit facilities. PerkinElmer did not draw upon the $100 million revolving credit facility, which remains available for the company's working capital needs. The revolving credit facility has a five-year term. A portion of the proceeds from the term loan is being used to purchase the tendered 6.80% notes and a portion of the proceeds, together with proceeds from the sale of the company's senior subordinated notes, will be used to purchase the zero coupon convertible debentures that are tendered.

6.80% Notes

The tendered 6.80% notes represented approximately 96% of the total outstanding 6.80% notes. PerkinElmer will pay an aggregate of $111,768,350.37 for the tendered 6.80% notes. Each holder who tendered 6.80% notes and the related consents at or before 5:00 p.m., New York City time, on December 6, 2002, the consent expiration date, will receive $1,013.41 for each $1,000 principal amount of tendered 6.80% notes, including a $15 consent payment. Each holder who tendered notes and the related consents after the consent expiration date will receive $998.41 for each $1,000 principal amount of tendered 6.80% notes.
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The 6.80% notes tender offer commenced on November 22, 2002 and expired at 10:00
a.m., New York City time, on Thursday, December 26, 2002. It is anticipated that State Street Bank and Trust Company, as Depositary for the tender offer and consent solicitation, will pay noteholders on or about December 26, 2002. On December 6, 2002, the expiration date for the 6.80% notes consent solicitation, PerkinElmer announced that it had received the requisite consents to amend the indenture under which the 6.80% notes were issued. PerkinElmer and State Street Bank and Trust Company, as Trustee, executed a supplemental indenture, which became effective as of December 26, 2002, eliminating substantially all of the restrictive covenants from the indenture, as more fully described in PerkinElmer's Offer to Purchase and Consent Solicitation Statement dated
November 22, 2002.

Important additional information has been filed with the SEC

PerkinElmer has filed with the SEC a Schedule TO in connection with the tender offer for the zero coupon convertible debentures. The Schedule TO contains important information about PerkinElmer, the zero coupon convertible debentures, the tender offer and related matters. Debenture holders are urged to read the Schedule TO carefully.

Investors and security holders may obtain free copies of the Schedule TO and other documents filed with the SEC by PerkinElmer through the website maintained by the SEC at www.sec.gov. Investors and security holders can also obtain free copies of these documents directly from PerkinElmer by contacting PerkinElmer Investor Relations at (781) 431-4306. In addition, PerkinElmer has retained Merrill Lynch to act as Dealer Manager in connection with the zero coupon convertible debentures tender offer. Questions about that tender offer may be directed to Merrill Lynch (telephone: (888) ML4-TNDR (toll-free), or (212) 449-6025) or to D.F. King & Co., Inc., the information agent for the offer, at
(212) 269-5550 (collect telephone for banks and brokers) or (800) 659-6590 (for all others).

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities and no recommendation is made as to whether or not holders of zero coupon convertible debentures should tender their debentures pursuant to the debenture tender offer.

Factors Affecting Future Performance

Any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by these forward-looking statements, including risks related to our debt levels, a downturn in our customers' markets, our failure to introduce new products in a timely manner, risks related to our international operations, our inability to integrate acquired businesses into our existing business, competition and other factors which we describe under the caption "Forward-Looking Information and Factors Affecting Future Performance" in our most recently filed quarterly report on Form 10-Q. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
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PerkinElmer, Inc. is a global technology leader focused in the following businesses - Life and Analytical Sciences, Optoelectronics, and Fluid Sciences. Combining operational excellence and technology expertise with an intimate understanding of its customers' needs, PerkinElmer creates innovative solutions
- backed by unparalleled service and support - for customers in health sciences, semiconductor, aerospace, and other markets whose applications demand absolute precision and speed. The company markets in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

CONTACT:

PerkinElmer, Inc. (Investor Contact)
Diane Basile, 781/431-4306
or
PerkinElmer, Inc. (Media Contact)
Jim Monahan, 781/431-4111